Exhibit 99

Snap-on Announces Record Fourth-quarter and Full-year Results

Fourth-quarter net earnings up 51% over prior year on 14% sales increase; EPS of $0.98 compares to $0.64 last year

Full-year EPS from continuing operations of $3.23 compares to $1.65 in 2006

Continued operating and earnings improvement expected for 2008

KENOSHA, Wis.--(BUSINESS WIRE)--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users, today announced 2007 operating results for the fourth quarter and full year.

  Net sales of $742.9 million in the quarter increased $91.5 million or 14% over prior year, reflecting increases across all segments. Currency translation contributed $31.6 million of the rise. For the full year 2007, sales of $2.84 billion increased 15.7% over 2006 levels.
  Operating earnings of $96.3 million in the quarter increased $37.7 million or 64.3% over prior year on higher sales and continued margin improvements. As a percent of revenues, operating earnings in the period improved to 12.6% in 2007 from 8.8% in 2006.
  Fourth-quarter net earnings of $57.3 million, or $0.98 per diluted share, compared with $38.0 million, or $0.64 per diluted share, in 2006. The fourth-quarter effective income tax rate of 31.2% in 2007 compared with 28.5% in 2006.
  Full-year 2007 operating margin improved to 11.2% of revenues from 6.5% in 2006. For the year, net earnings from continuing operations were $189.2 million, or $3.23 per diluted share. Full-year 2006 net earnings from continuing operations of $97.9 million, or $1.65 per diluted share, included a $23.4 million after-tax charge ($0.40 per share) to settle franchisee litigation matters.

Outlook

Snap-on expects to continue investing in its growth initiatives aimed at expanding value provided to its traditional customers, penetrating new and adjacent segments, and extending its presence in the emerging markets of Asia/Pacific and Eastern Europe. In addition, Snap-on also expects to continue implementing its strategic growth, Rapid Continuous Improvement (RCI) and low-cost sourcing initiatives intended to provide higher levels of sales and profitability. Snap-on anticipates 2008 restructuring costs to be in a range of $15 million to $20 million, down from the $26 million incurred in 2007. Capital expenditures in 2008 are expected to be in a range of $55 million to $60 million. Snap-on also expects that its 2008 effective income tax rate on earnings before minority interests and equity earnings (loss) will approximate 33%. As a result, Snap-on expects full-year 2008 sales and operating earnings to improve over 2007 levels.

“We are extremely pleased to announce record sales and earnings for both the fourth quarter and full year,” said Nick Pinchuk, Snap-on president and chief executive officer. “Our fourth-quarter results clearly demonstrate the strength of our geographic diversification, the spread of customers we serve, the breadth of our product and brand offerings, and the essential nature of the productivity solutions we provide to professional users. In regard to global reach, more than 45% of sales in the quarter were outside the United States. Overall, the continued revenue growth and significant operating margin expansion demonstrates the ongoing progress being made by our associates worldwide in executing our growth strategies. We thank them for their contributions and support. We look forward to engaging the extraordinary Snap-on team in realizing the full potential of our considerable business strengths.”

Commercial & Industrial Group segment sales of $369.3 million in the quarter were up $51.5 million, or 16.2%, year over year reflecting higher industrial sales, increased sales of professional tools and equipment in Europe, and continued strong sales growth in emerging markets. Excluding $21.4 million of currency translation, organic sales growth was 9.5%.

Operating earnings of $38.2 million in the quarter increased $6.0 million, or 18.6%, from prior year, including $4.7 million of higher restructuring costs. In addition to the significant organic growth, benefits from RCI and other cost reduction initiatives also contributed to the encouraging progress.

Snap-on Tools Group segment sales of $273.2 million in the quarter increased $11.6 million, or 4.4%, from prior-year levels (up 1.6% excluding currency), while operating margin expanded to 13.4% of sales from 5.8% last year. Sales in the North American franchise operations increased 1% from 2006 levels and activity in the company’s international operations grew primarily due to continued strong growth in the United Kingdom and higher volumes in Japan.

Operating earnings of $36.5 million in the quarter were up substantially compared with last year reflecting the higher sales, benefits from strategic cost reduction and RCI initiatives, and $6.0 million of LIFO related inventory benefits. Operating earnings of $15.2 million in the fourth quarter of 2006 included a $4.1 million charge related to LIFO inventories.

Diagnostics & Information Group segment sales of $169.5 million in the quarter were up $29.4 million, or 21.0%, from prior year, including $3.8 million from currency translation. Incremental year-over-year sales from Business Solutions (acquired November 28, 2006) and higher sales of diagnostics and information products were partially offset by lower volume from the expected wind down of an OEM facilitation program in Europe.

Operating earnings of $27.4 million in the quarter increased $6.7 million from prior-year levels largely due to the higher sales, a more favorable product mix, and benefits from RCI initiatives. As a percentage of sales, operating earnings in the quarter improved to 16.2% as compared with 14.8% a year ago.

Financial Services fourth-quarter operating earnings were $8.0 million on $19.0 million of revenue, as compared with $5.0 million of operating earnings on $14.8 million of revenue a year ago, primarily due to higher net yields.

Conference Call and Webcast January 31, 2008, at 9:00 a.m. Central

A discussion of this release will be webcast on Thursday, January 31, 2008, at 9:00 a.m. Central, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then click on the link for the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.8 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Fourth Quarter		Full Year
	2007	2006	2007	2006

Net sales	$ 742.9	$ 651.4	$ 2,841.2	$ 2,455.1
Cost of goods sold	(409.5)	(368.7)	(1,574.6)	(1,375.3)
Gross profit	333.4	282.7	1,266.6	1,079.8

Financial services revenue	19.0	14.8	63.0	49.0
Financial services expenses	(11.0)	(9.8)	(40.6)	(36.0)
Operating income from financial services	8.0	5.0	22.4	13.0

Operating expenses:
Selling, general and administrative	(245.1)	(229.1)	(964.2)	(892.0)
Litigation settlement	-	-	-	(38.0)
Total operating expenses	(245.1)	(229.1)	(964.2)	(930.0)

Operating earnings	96.3	58.6	324.8	162.8

Interest expense	(11.5)	(7.0)	(46.1)	(20.6)
Other income (expense) - net	(0.4)	2.0	5.5	5.3
Earnings before income taxes, minority interests and equity earnings (loss)	84.4	53.6	284.2	147.5
Income tax expense	(26.3)	(15.3)	(92.5)	(45.9)
Earnings before minority interests and equity earnings (loss)	58.1	38.3	191.7	101.6
Minority interests and equity earnings (loss), net of tax	(0.8)	(1.0)	(2.5)	(3.7)
Net earnings from continuing operations	57.3	37.3	189.2	97.9
Discontinued operations, net of tax	-	0.7	(8.0)	2.2
Net earnings	$ 57.3	$ 38.0	$ 181.2	$ 100.1

Basic earnings per common share:
Earnings per share, continuing operations	$ 1.00	$ 0.64	$ 3.27	$ 1.68
Earnings (loss) per share, discontinued operations	-	0.01	(0.14)	0.04
Net earnings per share	$ 1.00	$ 0.65	$ 3.13	$ 1.72

Diluted earnings per common share:
Earnings per share, continuing operations	$ 0.98	$ 0.63	$ 3.23	$ 1.65
Earnings (loss) per share, discontinued operations	-	0.01	(0.14)	0.04
Net earnings per share	$ 0.98	$ 0.64	$ 3.09	$ 1.69

Weighted-average shares outstanding:
Basic	57.5	58.4	57.9	58.3
Effect of dilutive options	0.7	0.8	0.7	0.9
Diluted	58.2	59.2	58.6	59.2

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Fourth Quarter		Full Year
	2007	2006	2007	2006

Net sales:
Commercial & Industrial Group	$ 369.3	$ 317.8	$ 1,350.6	$ 1,192.0
Snap-on Tools Group	273.2	261.6	1,107.7	1,025.0
Diagnostics & Information Group	169.5	140.1	650.6	506.2
Segment net sales	812.0	719.5	3,108.9	2,723.2
Intersegment eliminations	(69.1)	(68.1)	(267.7)	(268.1)
Total net sales	$ 742.9	$ 651.4	$ 2,841.2	$ 2,455.1

Financial services revenue	19.0	14.8	63.0	49.0
Total revenues	$ 761.9	$ 666.2	$ 2,904.2	$ 2,504.1

Operating earnings:
Commercial & Industrial Group	$ 38.2	$ 32.2	$ 131.5	$ 106.2
Snap-on Tools Group (a)	36.5	15.2	125.1	37.6
Diagnostics & Information Group	27.4	20.7	99.5	59.8
Financial Services	8.0	5.0	22.4	13.0
Segment operating earnings (a)	110.1	73.1	378.5	216.6
Corporate	(13.8)	(14.5)	(53.7)	(53.8)
Operating earnings (a)	$ 96.3	$ 58.6	$ 324.8	$ 162.8

Interest expense	(11.5)	(7.0)	(46.1)	(20.6)
Other income (expense) - net	(0.4)	2.0	5.5	5.3
Earnings before income taxes, minority
interests and equity earnings (loss) (a)	$ 84.4	$ 53.6	$ 284.2	$ 147.5

(a) Operating results for full-year 2006 include a $38.0 million pretax litigation settlement charge.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Fourth Quarter
	2007	2006

Operating activities
Net earnings	$ 57.3	$ 38.0
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	16.2	13.1
Amortization of other intangibles	9.2	1.8
Stock-based compensation expense	4.8	4.9
Excess tax benefits from stock-based compensation	(0.2)	(2.1)
Deferred income tax benefit	7.7	10.8
Loss (gain) on sale of assets	(4.6)	0.4
Loss on mark to market for cash flow hedges	4.5	0.2
Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) decrease in receivables	(17.5)	(18.0)
(Increase) decrease in inventories	9.4	(3.0)
(Increase) decrease in prepaid and other assets	(12.0)	(10.9)
Increase (decrease) in accounts payable	0.8	3.0
Increase (decrease) in accruals and other liabilities	(21.4)	14.3
Net cash provided by operating activities	54.2	52.5

Investing activities
Capital expenditures	(18.7)	(19.0)
Acquisition of business	(0.6)	(507.4)
Proceeds from disposal of property and equipment	2.2	0.5
Other	(0.5)	-
Net cash used in investing activities	(17.6)	(525.9)

Financing activities
Net proceeds from commercial paper	-	314.9
Net decrease in short-term borrowings	(11.8)	(0.5)
Purchase of treasury stock	(8.6)	(26.3)
Proceeds from stock purchase and option plans	1.1	15.2
Excess tax benefits from stock-based compensation	0.2	2.1
Cash dividends paid	(17.4)	(15.9)
Other	(0.2)	-
Net cash provided (used) in financing activities	(36.7)	289.5

Effect of exchange rate changes on cash and cash equivalents	0.5	1.3
Increase (decrease) in cash and cash equivalents	0.4	(182.6)

Cash and cash equivalents at beginning of period	92.6	246.0
Cash and cash equivalents at end of period	$ 93.0	$ 63.4

Supplemental cash flow disclosures
Cash paid for interest	$ (10.6)	$ (2.9)
Net cash paid for income taxes	(35.5)	(14.1)
SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Full Year
	2007	2006

Operating activities
Net earnings	$ 181.2	$ 100.1
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	53.5	48.5
Amortization of other intangibles	22.2	3.4
Stock-based compensation expense	19.0	16.6
Excess tax benefits from stock-based compensation	(6.0)	(10.9)
Deferred income tax provision (benefit)	7.7	(7.3)
Loss (gain) on sale of assets	(7.0)	0.1
Loss on mark to market for cash flow hedges	4.6	-
Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) decrease in receivables	(2.6)	(19.3)
(Increase) decrease in inventories	15.2	(22.2)
(Increase) decrease in prepaid and other assets	(11.9)	(16.3)
Increase (decrease) in accounts payable	(15.3)	31.8
Increase (decrease) in accruals and other liabilities	(29.5)	78.9
Net cash provided by operating activities	231.1	203.4

Investing activities
Capital expenditures	(61.9)	(50.5)
Acquisition of business	(5.7)	(507.4)
Proceeds from disposal of property and equipment	16.1	11.7
Other	(1.4)	-
Net cash used in investing activities	(52.9)	(546.2)

Financing activities
Net proceeds from commercial paper	-	314.9
Net proceeds from issuance of long-term debt	298.5	-
Net decrease in short-term borrowings	(335.1)	(8.9)
Purchase of treasury stock	(94.4)	(109.8)
Proceeds from stock purchase and option plans	39.2	89.5
Excess tax benefits from stock-based compensation	6.0	10.9
Cash dividends paid	(64.8)	(63.6)
Other	(0.8)	-
Net cash provided (used) in financing activities	(151.4)	233.0

Effect of exchange rate changes on cash and cash equivalents	2.8	2.8
Increase (decrease) in cash and cash equivalents	29.6	(107.0)

Cash and cash equivalents at beginning of year	63.4	170.4
Cash and cash equivalents at end of year	$ 93.0	$ 63.4

Supplemental cash flow disclosures
Cash paid for interest	$ (31.9)	$ (17.9)
Net cash paid for income taxes	(69.3)	(49.8)

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	Dec. 29,	Dec. 30,
	2007	2006

Assets
Cash and cash equivalents	$ 93.0	$ 63.4
Accounts receivable - net of allowances	586.9	559.2
Inventories	322.4	323.0
Deferred income tax benefits	87.0	76.0
Prepaid expenses and other assets	98.1	91.6
Total current assets	1,187.4	1,113.2

Property and equipment - net	304.8	297.1
Deferred income tax benefits	22.0	55.3
Goodwill	818.8	776.1
Other intangibles - net	234.8	257.8
Pension assets	57.0	14.0
Other assets	140.3	141.0
Total Assets	$ 2,765.1	$ 2,654.5

Liabilities
Accounts payable	$ 171.6	$ 178.8
Notes payable and current maturities of long-term debt	15.9	43.6
Accrued benefits	41.3	41.4
Accrued compensation	95.6	90.4
Franchisee deposits	51.0	48.5
Deferred subscription revenue	25.9	25.3
Income taxes	25.5	37.8
Other accrued liabilities	212.4	216.2
Total current liabilities	639.2	682.0

Long-term debt	502.0	505.6
Deferred income taxes	91.2	88.9
Retiree health care benefits	53.8	69.6
Pension liabilities	85.3	113.9
Other long-term liabilities	113.5	118.2
Total Liabilities	1,485.0	1,578.2

Shareholders' Equity
Common stock	67.1	67.1
Additional paid-in capital	137.9	121.9
Retained earnings	1,296.7	1,180.3
Accumulated other comprehensive income (loss)	142.8	21.2
Grantor Stock Trust at fair market value	-	(19.4)
Treasury stock at cost	(364.4)	(294.8)
Total Shareholders' Equity	1,280.1	1,076.3
Total Liabilities and Shareholders' Equity	$ 2,765.1	$ 2,654.5

CONTACT:
Snap-on Incorporated
Investors:
Martin M. Ellen
262/656-6462
Media:
Richard Secor
262/656-5561